As filed with the Securities and Exchange Commission on November 17, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SALLY BEAUTY HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	36-2257936
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3001 Colorado Boulevard Denton, Texas	76210-6802
(Address of Principal Executive Offices)	(Zip Code)

Employee Stock Option Plan of 2003

Employee Stock Option Plan of 1988

2003 Restricted Stock Plan

1994 Stock Option Plan for Non-Employee Directors

2003 Stock Option Plan for Non-Employee Directors

Management Incentive Plan

Shareholder Value Incentive Plan

Sally Beauty Management Incentive Plan

Sally Beauty 401(k) Savings Plan

(Full Title of the Plans)

Raal H. Roos

Vice President, General Counsel and Secretary

SALLY BEAUTY HOLDINGS, INC.

3001 Colorado Boulevard

Denton, Texas

(940)-898-7500

(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.01 per share	3,809,765	(1)	$7.825	(3)	$29,811,411.13	(3)	$3,189.82	(5)
Common Stock, par value $0.01 per share	3,562,000	(2)	$2.00	(4)	$7,124,000	(4)	$762.27	(5)

(1)	This registration statement also includes an indeterminable number of additional shares that may become issuable pursuant to antidilution adjustments, such as stock splits, stock dividends and other adjustments. In addition, pursuant to Rule 416(c) of the Securities Act of 1933, this registration statement also covers an indeterminant amount of interests to be offered or sold pursuant to the Management Incentive Plan, Shareholder Value Incentive Plan, Sally Beauty Management Incentive Plan and the Sally Beauty 401(k) Savings Plan.
(2)	Consists of shares of Common Stock to be issued upon exercise of options granted pursuant to the Employee Stock Option Plan of 1988, the Employee Stock Option Plan of 2003, the 1994 Stock Option Plan for Non-Employee Directors and the 2003 Stock Option Plan for Non-Employee Directors.
(3)	Calculated on the basis of the average of the reported high and low prices for the Common Stock on the New York Stock Exchange Composite Tape on November 17, 2006, in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933.
(4)	Computed pursuant to Rule 457(h) promulgated under the Securities Act solely for the purpose of determining the registration fee, based on the weighted average exercise price of $2.00 per share for outstanding options.
(5)	Calculated by multiplying the proposed maximum aggregate offering price by 0.000107.

Part II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference in the registration statement:

(a)	the registration statement on Form S-4, as amended (File No. 333-136259), filed by the registrant with the Securities and Exchange Commission on August 2, 2006, as thereafter amended;

(c)	the description of the registrant’s common stock contained in the registration statement on Form 8-A (File No. 001-33145) filed by the registrant with the Securities and Exchange Commission on November 9, 2006; and

(b)	all other reports filed by the registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the filing of the document referred to in (a) above.

(d)	the annual report of the Sally Beauty 401(k) Savings Plan on Form 11-K (File No. 001-05050) filed with the Securities and Exchange Commission on June 26, 2006, by the Alberto-Culver Company;

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the securities offered hereunder have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

As of November 17, 2006, Raal H. Roos, Vice President, General Counsel and Secretary of the registrant owned 969 shares of the registrant’s Common Stock and held options to purchase 9,675 shares of the registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers.

The registrant’s amended and restated certificate of incorporation provides that each person who was or is a director shall be indemnified to the fullest extent permitted by Delaware law. The registrant’s amended and restated certificate of incorporation also limits the liability of directors to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

The registrant’s amended and restated by-laws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving at the request of the registrant, as a director, officer, employee or agent, shall be indemnified and held harmless by the registrant to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that, with respect to proceedings to enforce rights to indemnification, the registrant shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the registrant’s board of directors, subject to certain exceptions. The registrant’s amended and restated by-laws also provide that any person entitled to such indemnification shall have the right to be paid by the registrant expenses incurred in defending such proceeding in advance of its final disposition.

The registrant maintains directors’ and officers’ liability insurance providing coverage to its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to the registration statement and are incorporated herein by reference.

Item 9. Undertakings.

(a) The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denton, State of Texas on November 17, 2006.

SALLY BEAUTY HOLDINGS, INC.

By:	/s/ Raal H. Roos
Name:	Raal H. Roos
Title:	Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ James G. Berges James G. Berges	Chairman of the Board of Directors	November 17, 2006

/s/ Gary G. Winterhalter	President, Chief Executive Officer and Director	November 17, 2006
Gary G. Winterhalter	(Principal Executive Officer)

/s/ Gary T. Robinson Gary T. Robinson	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	November 17, 2006

/s/ Kathleen Affeldt Kathleen Affeldt	Director	November 17, 2006

/s/ Donald J. Gogel Donald J. Gogel	Director	November 17, 2006

/s/ Walter Metcalfe Walter Metcalfe	Director	November 17, 2006

/s/ Robert R. McMaster Robert R. McMaster	Director	November 17, 2006

/s/ John Miller	Director	November 17, 2006
John Miller

/s/ Edward W. Rabin	Director	November 17, 2006
Edward W. Rabin

/s/ Richard J. Schnall	Director	November 17, 2006
Richard J. Schnall

Pursuant to the requirements of the Securities Act of 1933, the administrator of the Sally Beauty 401(k) Savings Plan, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Texas, on November 17, 2005.

SALLY BEAUTY 401(K) SAVINGS PLAN

/s/ Mary Steen
Name:	Mary Steen
Title:	Administrator

Exhibit Index

The following exhibits are filed herewith or incorporated herein by reference:

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant

4.2	Amended and Restated By-Laws of the Registrant

5.1	Opinion of Raal H. Roos

23.1	Consent of KPMG LLP

23.2	Consent of KPMG LLP

23.3	Consent of Raal H. Roos (included in the opinion filed as Exhibit 5 to this Registration Statement)

24.1	Powers of Attorney